UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 25, 2007

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2006, the Federal Home Loan Bank of Atlanta (the "Bank") announced that Raymond R. Christman will retire as President and Chief Executive Officer effective January 31, 2007.

Also on January 25, 2006, the Bank announced that William H. Ott, Jr., has been named Interim President and Chief Executive Officer, effective February 1, 2007. From 2003 to the present, Mr. Ott has served as President of PEAC Ventures, Inc. ("PEAC"), a corporate advisory firm that the Bank's board of directors engaged in December 2006 to provide consulting services to the board. Mr. Ott performs those services on behalf of PEAC. From 2002 to 2003, Mr. Ott served as the Chief Operating Officer of Visa U.S.A. Inc., a credit card issuer. From 1998 to 2002, Mr. Ott served as a group executive in charge of retail, small business, consumer banking, marketing and operations, for St. George Bank, a commercial bank based in Sydney, Australia. He currently serves as a director and chairman of the audit committee of E*TRADE Bank. He also serves as an advisor to the Ethics and Compliance Officer Association, a professional association for managers of ethics, compliance and business conduct programs. Mr. Ott holds a B.A. from San Jose State University and an M.B.A. from the University of Santa Clara. Mr. Ott is 54 years of age.

The Bank pays PEAC on an hourly basis for Mr. Ott's services and estimates such payments will be approximately $100,000 per month during the time he serves in the interim role. The Bank and PEAC anticipate amending the consulting arrangement to delineate Mr. Ott's duties as Interim President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: January 30, 2007	By: /s/ Gregory N. Mayfield
Gregory N. Mayfield
Executive Vice President and General Counsel